SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)     August 9, 2007

ACR GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Texas	0-12490	74-2008473
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3200 Wilcrest Drive,
Suite 440
Houston, Texas 77042
(Address of Principal Executive Offices, Including Zip Code)
(713) 780-8532
Registrant’s telephone number, including area code
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

Disclosure required by this item and contained elsewhere in this report is incorporated by reference herein.

Item 5.01.                      Changes in Control of Registrant.

As previously disclosed in our Form 8-K filed on July 6, 2007, which is incorporated by reference herein, on July 3, 2007, ACR Group, Inc. (“ACR”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of July 3, 2007, with Watsco, Inc. (“Watsco”), a Florida corporation, and its wholly owned subsidiary, Coconut Grove Holdings, Inc. (“Purchaser”), a Texas corporation.  On July 9, 2007, pursuant to the Merger Agreement, Purchaser commenced a cash tender offer to acquire the outstanding shares of ACR’s common stock, par value $0.01 per share, (the “Common Stock”) for $6.75 per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated July 9, 2007 (the “Offer to Purchase”), and in the related Letter of Transmittal, copies of which were filed as Exhibits (a)(1)(i) and (a)(1)(ii) to the Schedule TO (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) filed by Watsco and Purchaser on July 9, 2007, as amended or supplemented from time to time (the “Offer to Purchase”).

On August 9, 2007, Purchaser purchased the shares tendered in the tender offer and the shares subject to the sale and support agreements with ACR’s executive officers, resulting in Purchaser owning approximately 91% of ACR Common Stock.  That same day, following the purchase, Watsco effected a short-form merger of Purchaser and ACR under Texas law, and ACR became a wholly-owned subsidiary of Watsco.

To complete the tender offer and subsequent merger, Watsco drew down funds from its unsecured revolving credit facility with a syndicate of lenders.  Watsco’s unsecured revolving credit facility was described in and filed as Exhibit 10.1 to Watsco’s Current Report on Form 8-K filed on August 6, 2007, which is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 15, 2007	ACR Group, Inc.

	By:	/s/ Eric Khan
Chief Financial Officer